Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of September 30, 2005 (this “Fifth Supplemental Indenture”), to the Indenture (as defined below), among Inverness Medical Innovations, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined in the Indenture), Thermo BioStar Inc., a Delaware corporation (the “Additional Guarantor”) and U.S.  Bank Trust National Association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer has issued its 8 3/4% Senior Subordinated Notes due 2012 (the “Notes”) in the aggregate principal amount of $150,000,000 under and pursuant to the Indenture, dated as of February 10, 2004, among the Issuer, the Guarantors listed therein and the Trustee, as amended or supplemented (the “Indenture”).

WHEREAS, unless the context requires otherwise, all capitalized terms used but not otherwise defined herein will have the meanings ascribed thereto in the Indenture.

WHEREAS, the Additional Guarantor has become a Restricted Subsidiary and pursuant to Section 4.14 of the Indenture is entering into this Fifth Supplemental Indenture to thereby become a Guarantor as provided in Article Eleven of the Indenture.

WHEREAS, pursuant to Section 9.01(5) of the Indenture, the Issuer, the Guarantors, the Additional Guarantor and the Trustee may enter into this Fifth Supplemental Indenture without the consent of any Holder.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
ADDITIONAL GUARANTOR

Section 1.01.        Additional Guarantor.   The Additional Guarantor hereby agrees, jointly and severally with all of the Guarantors, to unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture as a Guarantor thereunder on the terms and subject to the conditions set forth in the Indenture and to be bound by all provisions of the Indenture applicable to a Guarantor.

Section 1.02.        Fifth Supplemental Indenture.   This Fifth Supplemental Indenture is supplemental to, and is entered into, in accordance with Section 9.01 of the Indenture, and except as modified, amended and supplemented by this Fifth Supplemental Indenture, the provisions of the Indenture will remain in full force and effect.

ARTICLE II
MISCELLANEOUS

Section 2.01.        Duplicates.   All parties may sign any number of copies of this Fifth Supplemental Indenture.   Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

Section 2.02.        Successors and Assigns.   All agreements of the Issuer, the Guarantors and the Additional Guarantor in this Fifth Supplemental Indenture shall bind their respective successors.   All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successor.

Section 2.03.        Severability.   To the extent permitted by applicable law, in case any one or more of the provisions in this Fifth Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.04.        Governing Law.   This Fifth Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

INVERNESS MEDICAL INNOVATIONS, INC.,
as Issuer

By:	/s/ Dave Teitel
	Name:	Dave Teitel
	Title:	Vice President, Finance

APPLIED BIOTECH, INC.,
ADVANTAGE DIAGNOSTICS CORPORATION,
BINAX, INC.,
FOREFRONT DIAGNOSTICS, INC.,
INNOVATIONS RESEARCH, LLC,
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP.,
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP. II,
INVERNESS MEDICAL, INC.,
ISCHEMIA TECHNOLOGIES, INC.,
IVC INDUSTRIES, INC.,
MORPHEUS ACQUISITION CORP.,
OSTEX INTERNATIONAL, INC.,
SELFCARE TECHNOLOGY, INC., and
WAMPOLE LABORATORIES, LLC,
as Guarantors

By:	/s/ Dave Teitel
	Name:	Dave Teitel
Title:

Vice President, Finance; Vice President, Finance; Vice President, Finance; Vice President, Finance; Vice President, Finance; President; President; Vice President, Finance; Vice President, Finance; Vice President, Finance; Vice President, Finance; Vice President, Finance; Vice President, Finance; and Vice President; respectively

UNIPATH ONLINE, INC.,
as a Guarantor

By:	/s/ Duane L. James
	Name:	Duane L. James
	Title:	Treasurer

THERMO BIOSTAR INC.
as Additional Guarantor

By:	/s/ Dave Teitel
	Name:	Dave Teitel
	Title:	Vice President, Finance

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Cheryl L. Clarke
Name: Cheryl L. Clarke
Title: Assistant Vice President